Exhibit 4.21

SECOND AMENDED AND RESTATED
STOCKHOLDERS AGREEMENT

of

HDS INVESTMENT HOLDING, INC.

dated as of September 21, 2007

i

5.8	Entire Agreement; No Third Party Beneficiaries	41
5.9	Restrictions on Other Agreements; Bylaws	41
5.10	Delays or Omissions	41
5.11	Governing Law; Jurisdiction and Forum; Waiver of Jury Trial	42
5.12	Severability	42
5.13	Enforcement	43
5.14	Titles and Subtitles	43
5.15	No Recourse	43
5.16	Counterparts; Facsimile Signatures	43
5.17	Exercise of Rights	43

Exhibit A — Joinder Agreement

Exhibit B — Assignment and Assumption Agreement

ii

THIS SECOND AMENDED AND RESTATED STOCKHOLDERS AGREEMENT (as amended from time to time, this “Agreement”) is entered into as of September 21, 2007, among HDS INVESTMENT HOLDING, INC., a Delaware corporation (formerly known as Pro Acquisition Corporation, the “Company”), and each of the stockholders of the Company whose name appears on the signature pages hereof and any Person (as defined below) who becomes a party hereto pursuant to Section 3.1(b) or who executes a Joinder Agreement in the form of Exhibit A hereto (each, a “Stockholder” and collectively, the “Stockholders”).  Capitalized terms used herein without definition have the meaning given to them in Section 1.1.

RECITALS

WHEREAS, the Company (formerly named Pro Acquisition Corporation) has entered into that certain Purchase and Sale Agreement, dated as of June 19, 2007, as amended (the “Purchase Agreement”), by and among the Company, HDS Acquisition Subsidiary, Inc., The Home Depot, Inc. (“THD Parent”), THD Holdings, LLC (“THD Holdings”), Home Depot International, Inc., and Homer TLC, Inc., pursuant to which the Company has caused certain of its Subsidiaries to acquire all of the capital stock of HD Supply, Inc. (“HDS”) and CND Holdings, Inc. and certain related intellectual property rights described in the Purchase Agreement (the “Acquisition”);

WHEREAS, in connection with the Acquisition, the Company entered into a Stockholders Agreement, dated as of the Closing Date, with its stockholders as of that date, as further amended and restated on September 17, 2007 in connection with the admission of JFI-HDS, LLC and JFI-HDS Affiliates, LLC as stockholders of the Company and their becoming parties to this Agreement (the “Original Agreement”);

WHEREAS, the Stockholders and the Company desire to further amend and restate the Original Agreement as provided herein to set forth their respective rights and obligations; and

WHEREAS, pursuant to Section 5.3 of this Agreement, this amendment to the Original Agreement has been approved by Stockholders holding in excess of 50% of the outstanding Voting Securities of the Stockholders and has been unanimously approved by the Principal Investors.

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual promises hereinafter set forth, the Company and the Stockholders hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1                               Certain Defined Terms.  As used herein, the following terms shall have the following meanings:

“Acceptance Notice” has the meaning given to such term in Section 3.3(b).

“Acquisition” has the meaning given to such term in the recitals.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person.

“Agreement” has the meaning given to such term in the preamble.

“Annual Budget” has the meaning given to such term in Section 2.5(b).

“Annual Financial Statements” has the meaning given to such term in Section 2.5(c).

“Bain” means Bain Capital Integral Investors 2006, LLC, acting at the direction of those Bain Investors holding a majority of the Equity Securities held by all Bain Investors.

“Bain Designee” means any Director designated by Bain pursuant to Section 2.1(a).

“Bain Investors” means Bain and any of its Permitted Transferees.

“beneficial owner” or “beneficially own” has the meaning given such term in Rule 13d-3 under the Exchange Act and a Person’s beneficial ownership of Common Stock or other Voting Securities of the Company shall be calculated in accordance with the provisions of such Rule; provided, however, that for purposes of determining beneficial ownership, (i) a Person shall be deemed to be the beneficial owner of any security which may be acquired by such Person, whether within 60 days or thereafter, upon the conversion, exchange or exercise of any warrants, options, rights or other securities and (ii) no Person shall be deemed to be the beneficial owner of any security solely as a result of such Person’s execution of this Agreement.

“Board” means the Board of Directors of the Company.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.

“Bylaws” means the Bylaws of the Company, as in effect on the date hereof and as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the terms of the Charter and the terms of this Agreement.

“Carlyle” means Carlyle Partners V, L.P.

“Carlyle Designee” means any Director designated by Carlyle pursuant to Section 2.1(a).

“Carlyle Investors” means Carlyle, Carlyle Partners V-A, L.P., CP V Coinvestment A, L.P., CP V Coinvestment B, L.P. and their Permitted Transferees.

“CD&R” means Clayton, Dubilier & Rice Fund VII, L.P.

“CD&R Designee” means any Director designated by CD&R pursuant to Section 2.1(a).

“CD&R Investors” means CD&R, CD&R Parallel Fund VII, L.P., Clayton, Dubilier & Rice Fund VII (Co-Investment), L.P. and their Permitted Transferees.

“CEO” means the Chief Executive Officer of the Company in office from time to time.

“CEO Designee” has the meaning assigned to such term in Section 2.1(a).

“Chairman” has the meaning given to such term in Section 2.1(a).

“Change of Control” means any transaction, whether by way of sales of shares, merger, consolidation or otherwise, that would result in more than 40% of the Voting Securities of the Company (or any resulting company after a merger) being beneficially owned by Persons other than the Investors and their Affiliates.

“Charitable Organization” shall mean a charitable organization as described by Section 501(c)(3) of the Internal Revenue Code of 1986, as in effect from time to time.

“Charter” means the Certificate of Incorporation of the Company, as in effect on the date hereof and as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and the terms of this Agreement.

“Closing” means the closing of Acquisition pursuant to the Purchase Agreement.

“Closing Date” means August 30, 2007.

“Common Stock” means the shares of common stock, par value $0.01 per share, of the Company including any shares of capital stock into which Common Stock may be converted (as a result of recapitalization, share exchange or similar event) or are issued with respect to Common Stock, including, without limitation, with respect to any stock split or stock dividend, or a successor security.

“Company” has the meaning given to such term in the preamble.

“Consulting Agreements” means (i) the Consulting Agreement, dated as of the Closing Date, by and between Bain Capital Partners, LLC and the Company, (ii) the Consulting Agreement, dated as of the Closing Date, by and between TC Group V, L.L.C. and the Company and (iii) the Consulting Agreement, dated as of the Closing Date, by and between Clayton, Dubilier & Rice, Inc. and the Company, in each case as such agreements may be amended from time to time in accordance with their terms and the terms of this Agreement.

“control” (including the terms “controlling”, “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Coordination Committee” has the meaning given to such term in Section 3.7.

“Director” means any member of the Board.

“Drag-Along Notice” has the meaning given to such term in Section 3.5(e).

“Drag-Along Transfer” has the meaning given to such term in Section 3.5(a).

“Drag Transaction” has the meaning given to such term in Section 3.5(a).

“Equity Purchase Shares” has the meaning given to such term in Section 4.1(a).

“Equity Securities” means any and all shares of Common Stock or other equity securities of the Company, securities of the Company convertible into, or exchangeable or exercisable for, such shares, and options, warrants or other rights to acquire such shares of Common Stock or other equity securities.

“ERISA” has the meaning given to such term in Section 3.5(h).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exercising Stockholder” has the meaning given to such term in Section 4.1(d).

“Fair Market Value” means with respect to any non-cash consideration, the fair market value of such non-cash consideration as determined in good faith by the Board.

“Financing” means the financing arrangements entered into by the Company and/or any Subsidiary of the Company on the Closing Date to finance the Acquisition.

“GAAP” means generally accepted accounting principles, as in effect in the United States of America from time to time.

“Group” has the meaning given to such term in Section 13(d)(3) of the Exchange Act.

“HDS” has the meaning given to such term in the recitals.

“Indemnification Agreements” means (i) the Indemnification Agreement, dated as of the Closing Date, by and between the Bain Investors and their Affiliates and the Company, (ii) the Indemnification Agreement, dated as of the Closing Date, by and between the Carlyle Investors and their Affiliates and the Company and (iii) the Indemnification Agreement, dated as of the Closing Date, by and between the CD&R Investors and their Affiliates and the Company, in each case as such agreements may be amended from time to time in accordance with their terms and the terms of this Agreement.

“Independent Director” means a Director who qualifies as “independent” under Rules 303A.01 and 303A.02 of the New York Stock Exchange Listed Company Manual and who is designated a Director in accordance with Section 2.1(j).

“Information” means all confidential information about the Company or any of its Subsidiaries that is or has been furnished to any Stockholder or any of its Representatives by or on behalf of the Company or any of its Subsidiaries, or any of their respective Representatives, and any other information supplied by the Company, THD Parent (or its Affiliates) or the other Stockholders in connection with the Acquisition (whether written or oral or in electronic or other form and whether prepared by the Company, its advisers or otherwise), together with all written or electronically stored documentation prepared by such Stockholder or its Representatives based on or reflecting, in whole or in part, such information; provided that the term “Information” does not include any information that (i) is or becomes generally available to the public through no action or omission by such Stockholder or its Representatives, (ii) is or becomes available to such Stockholder on a nonconfidential basis from a source, other than the Company or any of its Subsidiaries, or any of their respective Representatives, that to the best of such Stockholder’s knowledge, after reasonable inquiry, is not prohibited from disclosing such portions to such Stockholder by a contractual, legal or fiduciary obligation, (iii) is independently developed by a Stockholder or its Representatives or Affiliates on its own behalf without use of any of the confidential information or (iv) in the case of THD

Holdings, was in such Stockholder’s, its Affiliates’ or its Representatives’ possession prior to the date of this Agreement.

“Initiating Stockholder” has the meaning given to such term in Section 3.5(a).

“Investor” means each of the CD&R Investors, the Bain Investors and/or the Carlyle Investors.

“IPO” means an initial public offering of Common Stock pursuant to an effective registration statement under the Securities Act.

“Issuance Notice” has the meaning given to such term in Section 4.1(b).

“Jacobson” means Mitchell Jacobson.

“JFI” means JFI-HDS, LLC.

“Mandatory Distribution” means with respect to a Principal Investor or its Affiliates, any liquidation of, or distribution with respect to an equity interest in, such Stockholder (including but not limited to any distribution by such Stockholder to one or more of its limited partners) that is (i) required by applicable law or (ii) made solely to any limited partner of such Stockholder that is withdrawing from such Stockholder in connection with a Regulatory Problem.

“MJ Investors” means JFI-HDS, LLC, JFI-HDS Affiliates, LLC and their Permitted Transferees.

“New Securities” means Equity Securities of the Company or any similar securities of any Subsidiary of the Company (the “Subsidiary Equity Securities”) other than (i) options to purchase Common Stock or Subsidiary Equity Securities and shares of Common Stock or Subsidiary Equity Securities issued to employees, officers or directors pursuant to any stock option, employee stock purchase or similar equity-based plans (including the purchase of Common Stock by management stockholders following the Closing as part of a management offering made pursuant to Section 701 of the Securities Act or another exemption from registration under the Securities Act) approved by the Board and Common Stock issued upon exercise of such options, (ii) Equity Securities or Subsidiary Equity Securities issued in connection with any transaction approved pursuant to Sections 2.4(a)(i), 2.4(a)(ii), 2.4(a)(iii), 2.4(a)(iv) or 2.4(b)(i), (iii) Equity Securities or Subsidiary Equity Securities issued in connection with a pro rata stock split, stock dividends or similar transaction approved in accordance with this Agreement, (iv) Subsidiary Equity Securities issued to the Company or another wholly-owned Subsidiary of the Company and (v) Equity Securities issued pursuant to any of the Subscription Agreements, including Equity Securities issued after the Closing Date in accordance with the terms and conditions thereof.

“Non-Purchasing Stockholder” has the meaning given to such term in Section 4.1(d).

“Offer” has the meaning given to such term in Section 3.3(a).

“Offer Notice” has the meaning given to such term in Section 3.3(a).

“Offer Price” has the meaning given to such term in Section 3.3(a).

“Offered Securities” has the meaning given to such term in Section 3.3(a).

“Offering Holder” has the meaning given to such term in Section 3.3(a).

“Original Agreement” has the meaning given to such term in the recitals.

“Original Shares” means, when used in reference to any one or more Stockholders, the shares of Common Stock sold to such Stockholders pursuant to a Subscription Agreement, or any shares or other securities into which or for which such shares of Common Stock may have been converted or exchanged in connection with any exchange, reclassification, dividend, distribution, stock split, combination, subdivision, merger, spin-off, re-capitalization, re-organization or similar transaction.

“Permitted Transferee” means (i) with respect to any Principal Investor or its Affiliates, (x) the owners of such Stockholder or its Affiliates in connection with a Mandatory Distribution and (y) a Charitable Organization to which such Stockholder wishes to make or has made a bona fide charitable contribution of Equity Securities, (ii) with respect to any MJ Investor, Jacobson or any entity controlled by Jacobson (or by permitted successors to Jacobson in accordance with the terms of the constituent documents of the managing member of such MJ Investor and the letter agreement, dated as of the date hereof, among JFI-HDS, LLC, JFI-HDS Affiliates, LLC, their managing member, Bain, Carlyle and CD&R) the constituent documents of which are reasonably satisfactory to the Requisite Investors and (iii) with respect to any Stockholder (other than the MJ Investors), an Affiliate (other than any “portfolio company” described below) of such Stockholder; provided, however, that any such Transferee shall agree in a writing in the form attached as Exhibit B hereto to be bound by and to comply with all applicable provisions of this Agreement; provided, further, however, that in no event shall (A) the Company or any of its Subsidiaries or (B) any “portfolio company” (as such term is customarily used among institutional investors) of any Stockholder or any entity controlled by any portfolio company of any Stockholder constitute a “Permitted Transferee”.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivisions thereof or any Group comprised of any two or more of the foregoing.

“Plan Assets” has the meaning given to such term in Section 3.5(h).

“Potential Purchaser” has the meaning given to such term in Section 3.3(a).

“Principal Investors” means Bain, Carlyle and CD&R (or at any time hereafter any Permitted Transferee of any such Investor designated by such Investor as the Principal Investor by written notice to the Company and the other Principal Investors).

“Pro Rata Portion” means:

(i)                                     for the purposes of Section 3.3, with respect to any ROFR Holder, with respect to any proposed Transfer of Offered Securities, on the last date on which an Acceptance Notice with respect to the applicable Offer can be delivered, the number or amount of Offered Securities equal to the product of (A) the total number or amount of Offered Securities to be offered to the ROFR Holders and (B) the fraction determined by dividing (x) the number of Equity Securities of the same type as the Offered Securities beneficially owned by such ROFR Holder by (y) the total number of Equity Securities of the same type as the Offered Securities beneficially owned by all of the ROFR Holders as of such date who have delivered Acceptance Notices with respect to such Offer;

(ii)                                  for the purposes of Section 3.4, with respect to any Tag Along Participant, with respect to any proposed Transfer of Transferred Securities, on the last date on which a Tag-Along Acceptance Notice with respect to the applicable Transfer Notice can be delivered, the number or amount of Transferred Securities equal to the product of (A) the total number or amount of Transferred Securities to be Transferred to the proposed Transferee and (B) the fraction determined by dividing (x) the number of Equity Securities of the same type as the Transferred Securities beneficially owned by such Tag Along Participant by (y) the total number of Equity Securities of the same type as the Transferred Securities beneficially owned by all of the Stockholders who have delivered Tag-Along Acceptance Notices with respect to such Transfer Notice as of such date; and

(iii)                               for the purposes of Article IV, with respect to any Stockholder, on the date on which an allocation is made by the Company, the number or amount of New Securities equal to the product of (A) the total number or amount of New Securities to be issued by the Company on the issuance date and (B) the fraction determined by dividing (x) the number of Equity Securities of the same type as the New Securities beneficially owned by such Stockholder on the date on which such allocation is made by the Company by (y) the total number of Equity

Securities of the same type as the New Securities beneficially owned by all Stockholders among whom the applicable allocation is being made on the date on which such allocation is made by the Company.

“Purchase Agreement” has the meaning given to such term in the recitals.

“Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement, dated as of the date hereof, among the Company and each of the Stockholders, as the same may be amended from time to time in accordance with its terms and the terms of this Agreement.

“Regulatory Problem” means (i) a reasonable likelihood that all or any part of a Stockholder’s assets would be deemed to be “plan assets” for purposes of ERISA or (ii) a change in the statute or regulation that authorizes or governs the investment by an equityholder of a Stockholder in such Stockholder that makes investing in the Stockholder illegal for such equityholder.

“Representatives” means with respect to any Person, any of such Person’s, or its Affiliates’, directors, officers, employees, general partners, Affiliates, direct or indirect shareholders, members or limited partners, attorneys, accountants, financial and other advisers, and other agents and representatives, including in the case of any Principal Investor any person nominated to the Board or a committee thereof by such Principal Investor.

“Repurchase” has the meaning given to such term in Section 2.4(a)(v).

“Requisite Investors” has the meaning given to such term in Section 2.4(a).

“Requisite Percentage” has the meaning given to such term in Section 2.8(a).

“Reserved Employee Shares” means options to purchase Common Stock (and shares of Common Stock issuable upon the exercise thereof) hereafter issued to employees, officers, directors or consultants pursuant to any stock option, employee stock purchase or similar equity-based plans approved by the Board (as appropriately adjusted for any subsequent stock dividends, combinations, splits or the like).

“ROFR Holders” has the meaning given to such term in Section 3.3(a).

“Section 3.3 Non-Electing Shares” has the meaning given to such term in Section 3.3(c).

“Section 3.4 Non-Electing Shares” has the meaning given to such term in Section 3.4(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Stockholders” has the meaning given to such term in Section 3.5(a).

“Significant Subsidiary” has the meaning given to such term in Regulation S-X promulgated by the Securities and Exchange Commission.

“Stockholder” and “Stockholders” have the meanings given to such terms in the preamble.

“Stockholder Designees” has the meaning given to such term in Section 2.1(a).

“Subscription Agreements” means the share subscription agreements entered into on or following the Closing Date between the Company and each of the applicable Stockholders pursuant to which each of the Stockholders agrees to purchase from the Company shares of Common Stock.

“Subsidiary” means, with respect to any Person, any corporation, entity or other organization whether incorporated or unincorporated, of which (i) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (ii) such first Person is a general partner, managing member or otherwise exercises similar management control.

“Tag-Along Acceptance Notice” has the meaning given to such term in Section 3.4(a).

“Tag-Along Participant” has the meaning given to such term in Section 3.4(a).

“Tag-Along Transfer” has the meaning given to such term in Section 3.4(a).

“THD Holdings” has the meaning given to such term in the recitals.

“THD Parent” has the meaning given to such term in the recitals.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Equity Securities beneficially owned by a Person or any interest in any Equity Securities beneficially owned by a Person.  In the event that any Stockholder (other than THD Holdings or a Permitted Transferee of THD Holdings, so long as THD Holdings or such Permitted Transferee, as applicable, is an Affiliate of THD Parent) that is a corporation, partnership, limited liability company or other legal entity (other than an individual, trust or estate) ceases to be, directly or indirectly, controlled by the Person controlling such Stockholder as of the date hereof or a Permitted Transferee thereof, such event shall be deemed to constitute a “Transfer” subject to the restrictions on Transfer contained or referenced herein; provided, however that, with respect to any Principal Investor or Affiliate thereof that is an investment fund, a change of control of the direct or indirect general partner or investment advisor of such investment fund shall not constitute a Transfer.

“Transfer Notice” has the meaning given to such term in Section 3.4(a).

“Transferee” means any Person to whom any Stockholder or any Transferee thereof Transfers Equity Securities of the Company in accordance with the terms of this Agreement.

“Transferred Securities” has the meaning given to such term in Section 3.4(a).

“Transferring Stockholder” has the meaning given to such term in Section 3.4(a).

“Voting Securities” means, at any time, those shares of any class of Equity Securities of the Company then entitled to vote generally in the election of Directors.

1.2                               Other Definitional Provisions.

(a)                                 The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article and Section references are to this Agreement unless otherwise specified.

(b)                                 The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

ARTICLE II

CORPORATE GOVERNANCE

2.1                               Board Representation.

(a)                                 The Board shall initially be comprised of ten Directors of whom:

(i)                                     three shall be designees of CD&R (such Persons, the “CD&R Designees”), of whom one shall be designated Chairman of the Board (“Chairman”) and in such capacity as Chairman shall preside over meetings of the Board and the stockholders and shall have the other duties set forth in Sections 2.1(i) and 2.3;

(ii)                                  three shall be designees of Bain (such Persons, the “Bain Designees”);

(iii)                               three shall be designees of Carlyle (such Persons, the “Carlyle Designees”, and, together with the CD&R Designees, the Bain Designees and any Independent Directors designated pursuant to Section 2.1(j), the “Stockholder Designees”); and

(iv)                              one shall be the CEO (the “CEO Designee”).

The Bain Designees shall initially be Stephen Zide, Paul Edgerley and Lew Klessel, the Carlyle Designees shall initially be Daniel Pryor, Glenn Youngkin and Allan Holt, the CD&R Designees shall initially be David Novak and James Berges, and Mr. Berges shall initially be designated as Chairman, and the CEO Designee shall initially be Joseph DeAngelo.

(b)                                 The Company shall take such action as may be required under applicable law to cause the Board to consist of the number of Directors specified in clause (a) and clause (j) of this Section 2.1.

(c)                                  The Company agrees to include in the slate of nominees recommended by the Board the Stockholder Designees, the CEO Designee and any Independent Directors designated in accordance with clause (j) of this Section 2.1 and to use its best efforts to cause the election of each such designee to the Board, including nominating such individuals to be elected as Directors as provided herein.

(d)                                 In the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal (with or without cause) of any Director designated pursuant to clause (i), (ii) or (iii) of Section 2.1(a) or Section 2.1(j), the Stockholders shall use their best efforts to cause the remaining Directors and the Company to, or if the remaining Directors and the Company fail to do so, shall, fill the vacancy created thereby with a new designee of the Principal Investor who designated such Director as soon as possible, who is designated in the manner specified in this Section 2.1, and the Company hereby agrees to take, at any time and from time to time, all actions necessary to accomplish the same.

(e)                                  Each of the Stockholders agrees to vote, or act by written consent with respect to, any Voting Securities beneficially owned by it, at any annual or special meeting of stockholders of the Company at which Directors are to be elected or to take all actions by written consent in lieu of any such meeting as are necessary, to cause the Stockholder Designees, the CEO Designee and any Independent Directors designated in accordance with clause (j) of this Section 2.1 to be elected to the Board.  Each of the Stockholders agrees to use its commercially reasonable efforts to cause the election of each such designee to the Board, including nominating such individuals to be elected as members of the Board.  In the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal (with or without cause) of any Director designated pursuant to clause (i), (ii) or (iii) of  Section 2.1(a), and the remaining Directors pursuant to Section 2.1(d) have caused the vacancy created thereby to be filled by a new designee of Bain, Carlyle or CD&R, as applicable, then in such case each Stockholder hereby agrees to take, at any time and from time to time, all actions necessary to accomplish the same.  Upon the written request of Bain, Carlyle or CD&R, as applicable, each other Stockholder shall vote, or act by written consent with respect to, all Voting Securities beneficially owned by such Stockholder and otherwise take or cause to be taken any and all actions necessary to remove any Director designated by such Stockholders and to elect any replacement Director designated as provided in this Section 2.1(e).  Unless Bain, Carlyle or CD&R shall otherwise request in writing, no other Stockholder shall take any action to cause the removal of any Directors designated by such Stockholders.

(f)                                   In the event that any of Bain, Carlyle or CD&R, as applicable, shall cease to have the right to designate a Director in accordance with Section 2.8, the Stockholders shall use their best efforts to remove the Director selected by the applicable Principal Investor and the Directors remaining in office shall decrease the size of the Board to eliminate such vacancy and no consent under Section 2.4 shall be required in connection with such decrease.

(g)                                  The Company shall reimburse each Stockholder Designee and each Independent Director for their reasonable out-of-pocket expenses incurred by them for the purpose of attending meetings of the Board or committees thereof.

(h)                                 Each of the Principal Investors shall have the right to, and the Company shall cause there to be, equal representation of the Principal Investors on the board of directors of HDS in proportion to their representation on the Board.  The board of directors of HDS shall initially consist of four directors:  (x) David A. Novak, Daniel A. Pryor and Stephen M. Zide, as the three directors designated by the Principal Investors and (y) Joseph J. DeAngelo.

(i)                                     Following any termination or resignation of the CEO and prior to the hiring of a replacement CEO pursuant to Section 2.3 and Section 2.4(b), the CD&R Designee serving as Chairman pursuant to Section 2.1(a)(i) shall serve also as CEO on an interim basis until such replacement CEO is hired (during which time the Board seat to which the CEO Designee is entitled pursuant to Section 2.1(a)(iv) shall remain vacant).

(j)                                    Subject to Section 2.1(a), the Board may include Independent Directors.  Each of CD&R, Bain and Carlyle shall be entitled to designate one Independent Director as one of its three Stockholder Designees in accordance with Section 2.1(a), each such Independent Director to be subject to the approval (not to be unreasonably withheld) of the non-designating Principal Investors.  Bain and Carlyle shall be deemed to have approved the designation of Jacobson by CD&R as an Independent Director.  As of the date hereof, neither Bain nor Carlyle has designated an Independent Director.

(k)                                 The rights of the Principal Investors pursuant to this Section 2.1 are personal to the Principal Investors and shall not be exercised by any Transferee other than (i) a Permitted Transferee acquiring all of the Voting Securities held by a Principal Investor or to the extent agreed to by the applicable Principal Investor and such Permitted Transferee in connection with the transfer of a portion of the Voting Securities held by a Principal Investor or (ii) with the unanimous written consent of all Principal Investors upon the Transfer of the applicable Investor’s entire equity interest not previously transferred.

(l)                                     Except as otherwise described in this Agreement, the Board shall take any actions by majority vote.

(m)                             Except as determined otherwise unanimously by all Investors in accordance with Section 2.4(b), the Board composition described in this Section 2.1 shall remain in place until the earlier of (A) a Change in Control or (B) an IPO.

2.2                               Committees.

(a)                                 The Board shall establish an Audit Committee and a Compensation Committee, the power and authority of each to be determined from time to time by the Board.  So long as Bain, Carlyle or CD&R, as applicable, have the right to designate at least one Director pursuant to Section 2.1, the Company shall cause the Audit Committee, the Compensation Committee and any other committee of the Board (including, without limitation, any committee performing the functions usually reserved for the committees described above) to include at least one Bain Designee, one Carlyle Designee and one CD&R Designee; provided that the composition of each such committee shall reflect the relative number of potential Bain Designees, CD&R Designees and Carlyle Designees.

(b)                                 If a Stockholder Designee of a Principal Investor is recused from a committee of the Board with respect to any matter, unless the recusal results from such Director’s status as a Stockholder Designee of such Principal Investor, a replacement to such Board committee shall be designated by such Principal Investor.  Except as determined otherwise unanimously by all Principal Investors in accordance with Section 2.4(b), the composition of the Board committees described in this Section 2.2 shall remain in place until the earlier of (A) a Change in Control or (B) an IPO.

2.3                               CEO Change and Compensation.  The Requisite Investors shall have the right to remove or terminate the CEO.  Following any termination or resignation of the CEO, the Chairman shall serve as the interim CEO pursuant to Section 2.1(i).  The seat of the CEO Designee shall not be filled until the new CEO is selected.  The Stockholders shall use their best efforts to cause the Chairman and the Board to promptly initiate a search for a replacement CEO, and the hiring of such replacement CEO shall require the consent of each of the Principal Investors pursuant to Section 2.4(b).

2.4                               Investor Consent Rights.

(a)                                 Requisite Investor Approval.  Without limiting the applicability of Section 2.8(a), so long as the Company has not completed an IPO, in addition to any vote or consent of the Board or the stockholders of the Company required by law, the Charter or the Bylaws, and notwithstanding anything in this Agreement to the contrary, the Company shall not, and to the extent applicable, shall not permit any Subsidiary of the Company to, take any of the following actions, or enter into any arrangement or contract to do any of the following actions, without either (x) the consent in writing of at least two of the three Principal Investors (such consent, the consent of the “Requisite Investors”) or (y) so long as each Principal Investor has designated at least one Director, the consent, in writing or at a duly called meeting of the Board, of all Directors then serving on the Board, which shall be necessary to authorize, effect or validate such transactions:

(i)                                     following the third anniversary of the Closing Date, subject to an individual Investor’s right to initiate an IPO after the eighth anniversary of the Closing Date pursuant to Section 3.6(iii), consummate any transaction or series of related transactions that constitutes (A) an IPO, (B) any merger, consolidation or other business combination with or into any other Person, (C) a Change of Control (including, for the avoidance of doubt, a Change of Control resulting from a Drag Transaction), (D) any sale, transfer or other disposition of all or substantially all of the assets of the Company or of any Significant Subsidiary or (E) a proposed Transfer by a Stockholder except to a Permitted Transferee or as permitted by Section 3.2;

(ii)                                  (A) investment in any joint venture, or the investment in or acquisition of the stock or assets of any Person, or the acquiring by any other manner of any business, properties, assets or Persons, in one or a series of related transactions or (B) sale, transfer or other disposition of assets of the Company or any Subsidiary, other than, in the case of clause (B), sales of inventory in the ordinary course of business;

(iii)                               incurrence of any indebtedness for borrowed money (including through capital leases, the issuance of debt securities or the assumption or guarantee of indebtedness of another Person), other than (A) the incurrence of trade payables arising in the ordinary course of operating the business, (B) the incurrence of indebtedness under debt facilities entered into in connection with the Acquisition not to exceed such amounts as may be set forth in debt incurrence guidelines approved by the Board and by the Requisite Investors under this Section 2.4(a)(iii) and issued to the CEO, chief financial officer and treasurer of the Company and HDS and (C) capital leases contemplated by an Annual Budget approved pursuant to clause (viii) of this Section 2.4(a);

(iv)                              any authorization, creation (by way of reclassification, merger, consolidation or otherwise) or issuance of any securities of the Company or any Subsidiary of the Company (including any IPO approved by the Requisite Investors under clause (i) of this Section 2.4(a) to the extent required thereby), other than (A) the issuance of any securities as consideration in, or in connection with, a transaction approved pursuant to Sections 2.4(a)(i) or 2.4(b)(i) or (B) the issuance of securities by any Subsidiary of the Company to the Company or any other wholly-owned Subsidiary of the Company;

(v)                                 any redemption, acquisition or other purchase of Equity Securities (a “Repurchase”);

(vi)                              any payment or declaration of any dividend or other distribution on any Equity Securities or entering into any recapitalization transaction the primary purpose of which is to pay a dividend or effect a return of capital to Stockholders;

(vii)                           any material change in a significant accounting policy of the Company and its Subsidiaries, taken as a whole, and any termination or change of the independent auditor of the Company and its Subsidiaries;

(viii)                        approval of the Annual Budget and any material revisions thereto;

(ix)                              the determination of the compensation of the CEO and of members of management directly reporting to the CEO; provided that recommendations for such compensation shall be made in the first instance by the Compensation Committee of the Board; and

(x)                                 any other action, arrangement or contract that is authorized by the vote or consent of the Board or the stockholders of the Company that does not require the consent in writing of all of the Principal Investors under Section 2.4(b).

For the avoidance of doubt, any action taken prior to the date hereof by the Company, and approved by the Board, in connection with the consummation of the Acquisition is hereby ratified, approved and agreed to by the Requisite Investors.

(b)                                 Unanimous Investor Approval.  Without limiting the applicability of Section 2.8(a), so long as the Company has not completed an IPO, in addition to any vote or consent of the Board or the stockholders of the Company required by law, the Charter or the Bylaws, and notwithstanding anything in this Agreement to the contrary, the Company shall not, and to the extent applicable shall not permit any Subsidiary of the

Company to, take any of the following actions, or enter into any arrangement or contract to do any of the following actions, without either (x) the consent in writing of all of the Principal Investors or (y) so long as each Principal Investor has designated at least one Director, the consent, in writing or at a duly called meeting of the Board, of all Directors then serving on the Board, which shall be necessary to authorize, effect or validate such transactions:

(i)                                     On or prior to the third anniversary of the Closing Date, consummate any transaction or series of related transactions that constitutes (A) an IPO, (B) any merger, consolidation or other business combination with or into any other Person, (C) a Change of Control (including, for the avoidance of doubt, a Change of Control resulting from a Drag Transaction), (D) any sale, transfer or other disposition of all or substantially all of the assets of the Company or of any Significant Subsidiary or (E) a proposed Transfer by a Stockholder except to a Permitted Transferee or as permitted by Section 3.2;

(ii)                                  any voluntary election by the Company or any Significant Subsidiary of the Company to liquidate or dissolve or by the Company or any Subsidiary of the Company to commence bankruptcy or insolvency proceedings or the adoption of a plan with respect to any of the foregoing;

(iii)                               any increase or decrease in the size or change in the composition of the Board, committees of the Board, and boards and committees of Subsidiaries of the Company and any termination or removal of an Independent Director;

(iv)                              any material change in the nature of the business of the Company and its Subsidiaries, taken as a whole;

(v)                                 any transaction with or involving any Affiliate of the Company, any stockholder of the Company (other than THD Holdings), or any Affiliate of any stockholder of the Company (other than THD Holdings) that beneficially owns in excess of ten percent of the voting power of the Company, other than (A) a Transfer by a stockholder to a Permitted Transferee, (B) this Agreement, the Consulting Agreements, the Registration Rights Agreement, the Indemnification Agreements and the Subscription Agreements, provided that any amendment, termination or material waiver under any such agreements shall require the consent of all of the Principal Investors or (C) any transaction between the Company or any of its Subsidiaries and a portfolio company of any of the Stockholders or any of their respective Affiliates which is on arms length terms and in the ordinary course of business;

(vi)                              except as provided in Section 2.3, the selection and hiring of any Person hired to replace the CEO;

(vii)                           the creation of any non-wholly owned Subsidiaries, or the Transfer of a Subsidiary’s securities to any Person other than the Company or a wholly owned Subsidiary of the Company (other than any pledge of such Subsidiary’s stock pursuant to a financing approved by the Board in accordance with Section 2.4(a)(iii) under such plans;

(viii)                        the creation or amendment of any stock option, employee stock purchase or similar equity-based plan for management or employees, or the initial determination of, or any increase in, the number of Reserved Employee Shares;

(ix)                              any amendment, modification or waiver of any provision contained in the Purchase Agreement or the Ancillary Agreements in a manner adverse to the Company or any of its Subsidiaries;

(x)                                 any amendment, repeal or alteration of the Charter or the Bylaws or any organizational documents of any Subsidiary, whether by or in connection with a merger or consolidation or otherwise; and

(xi)                              any amendment to, or granting of any waiver under, any agreement entered into in connection with the Financing in a manner adverse to the Company or any Subsidiary of the Company.

(c)                                  In connection with any vote or action by written consent of the stockholders of the Company relating to any matter requiring consent as specified in Section 2.4(a) or Section 2.4(b), each Stockholder (other than (x) THD Holdings and its Permitted Transferees with respect to any matter to which they have approval rights pursuant to Section 2.4(d) or (y) any of the MJ Investors with respect any matter to which it has approval rights pursuant to Section 2.4(e)) agrees, with respect to any Voting Securities beneficially owned by such Stockholder with respect to which it has the power to vote, (i) to vote against (and not act by written consent to approve) such matter if such matter has not been consented to by the Requisite Investors to the extent required by Section 2.4(a) or by all of the Principal Investors to the extent required by Section 2.4(b), as applicable, and (ii) to take or cause to be taken, upon the written request of Bain (if such matter has not been consented to by Bain), Carlyle (if such matter has not been consented to by Carlyle), or CD&R (if such matter has not been consented to by CD&R), all other reasonable actions, at the expense of the Company, required, to the extent permitted by law, to prevent the taking of any action by the Company with respect to a matter unless such matter has been consented to by the Requisite Investors if required by Section 2.4(a) or by all of the Investors if required by Section 2.4(b), as applicable.

(d)                                 THD Holdings Approvals.  Without limiting the applicability of Section 2.8(d), so long as the Company has not completed an IPO, in addition to any vote or consent of the Board or the stockholders of the Company required by law, the Charter, the Bylaws, or Section 2.4(a), Section 2.4(b) or Section 2.4(e) of this Agreement, and notwithstanding anything in this Agreement to the contrary, the Company shall not, and to the extent applicable shall not permit any Significant Subsidiary of the Company to, take any of the following actions, or enter into any arrangement or contract to do any of the following actions, without the consent in writing of THD Holdings or a Permitted Transferee to whom THD Holdings has assigned its consent rights under this Section 2.4(d) (notice of which assignment shall be given to the Company by THD Holdings), which shall be necessary to authorize, effect or validate such transactions:

(i)                                     any amendment or waiver of, or modification to, this Agreement, the Registration Rights Agreement, the Charter or the Bylaws, whether by or in connection with a merger or consolidation or otherwise (including, without limitation, by operation of law in connection with a merger or consolidation or otherwise), if such amendment, waiver or modification would, by its terms, adversely affect the rights and obligations of THD Holdings or its Permitted Transferees in a material manner relative to the Principal Investors and their Affiliates;

(ii)                                  any Repurchase from the Principal Investors or their Affiliates in which all other Stockholders do not participate on a pro rata basis; and

(iii)                               any agreement or transaction between or among the Company or any Subsidiary of the Company, on the one hand, and any Principal Investor or Affiliate thereof, on the other hand, other than (x) this Agreement, the Consulting Agreements, the Registration Rights Agreement and the Indemnification Agreements and any other agreement entered into in connection with the Closing, copies of which were made available to THD Parent prior to the Closing, and any transactions contemplated thereby, but not including any amendment, modification, termination or material waiver under any such agreements (y) any transaction or series of related transactions involving $1 million per year or less and (z) any transaction between the Company or any of its Subsidiaries and a portfolio company of any of the Stockholders or any of their respective Affiliates which is on arms length terms in the ordinary course of business.

(e)                                  MJ Investor Approvals.  So long as the Company has not completed an IPO, in addition to any vote or consent of the Board or the stockholders of the Company required by law, the Charter, the Bylaws, or Section 2.4(a), Section 2.4(b) or Section 2.4(d) of this Agreement, and notwithstanding anything in this Agreement to the contrary, the Company shall not, and to the extent applicable shall not permit any Significant Subsidiary of the Company to, take any of the following actions, or enter into any arrangement or contract to do any of the following actions, without the consent in writing of JFI or a Permitted Transferee to whom it has assigned its consent rights under this Section 2.4(e) (notice of which assignment shall be given to the Company by JFI), which shall be necessary to authorize, effect or validate such transactions:

(i)                                     any amendment or waiver of, or modification to, this Agreement, the Registration Rights Agreement, the Charter or the Bylaws, whether by or in connection with a merger or consolidation or otherwise (including, without limitation, by operation of law in connection with a merger or consolidation or otherwise), if such amendment, waiver or modification would, by its terms, adversely affect the rights and obligations of the MJ Investors in a material manner relative to the Principal Investors and their Affiliates; and

(ii)                                  any Repurchase from the Principal Investors or their Affiliates in which all other Stockholders do not participate on a pro rata basis.

2.5                               Available Financial Information.  The Company will deliver, or will cause to be delivered, the information set forth in clauses (c) and (d) to each Stockholder (unless otherwise specified in such clause) and the information listed in clause (a) and (b) to the Principal Investors (until such time as any such Principal Investor shall cease to own any shares of Common Stock) and any Transferee of a Bain Investor, Carlyle Investor or CD&R Investor which holds shares of Common Stock that constitute at least 25% of the Original Shares of the Bain Investors, Carlyle Investors or CD&R Investors, as applicable:

(a)                                 as soon as available after the end of each month and in any event within 30 days thereafter, a consolidated balance sheet of the Company and its Subsidiaries as of the end of such month and consolidated statements of operations, income, cash flows, retained earnings and stockholders’ equity of the Company and its Subsidiaries, for each month and for the current fiscal year of the Company to date, prepared in accordance with GAAP (subject to normal year-end audit adjustments and the absence of notes thereto), together with a comparison of such statements to the corresponding periods of the prior fiscal year and to the Company’s business plan then in effect and approved by the Board;

(b)                                 an annual budget, a business plan and financial forecasts for the Company for the next fiscal year of the Company (the “Annual Budget”), no later than 30 days before the beginning of the Company’s next fiscal year, in such manner and form as approved by the Board, which shall include at least a projection of income and a projected cash flow statement for each fiscal quarter in such fiscal year and a projected balance sheet as of the end of each fiscal quarter in such fiscal year, in each case prepared in reasonable detail, with appropriate presentation and discussion of the principal assumptions upon which such budgets and projections are based, which shall be accompanied by the statement of the chief executive officer or chief financial officer or equivalent officer of the Company to the effect that such budget and projections are based on reasonable and good faith estimates and assumptions made by the management of the Company for the respective periods covered thereby; it being recognized by such holders that such budgets and projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by them may differ from the projected results.  Any material changes in such Annual Budget shall be delivered to the Stockholders as promptly as practicable after such changes have been approved by the Board;

(c)                                  as soon as available after the end of each fiscal year of the Company, and in any event within 90 days thereafter, (A) the annual financial statements required to be filed by the Company pursuant to the Exchange Act or (B) a consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year, and consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for such year, prepared in accordance with GAAP and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and accompanied by the opinion of independent public accountants of recognized national standing selected by the Company, and, solely to the Principal Investors and their Affiliates who are Stockholders, a Company-prepared comparison to the Company’s Annual Budget for such year as approved by the Board (the “Annual Financial Statements”); and

(d)                                 as soon as available after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within 45 days thereafter, (A) the quarterly financial statements required to be filed by the Company pursuant to the Exchange Act or (B) a consolidated balance sheet of the Company and its Subsidiaries as of the end of each such quarterly period, and consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for such period and for the current fiscal year to date, prepared in accordance with GAAP (subject to normal year-end audit adjustments and the absence of notes thereto) and setting forth in comparative form the figures for the corresponding periods of the previous fiscal year and to the Company’s Annual Budget then in effect as approved by the Board, all of the information to be provided pursuant to this Section 2.5(d) in reasonable detail and certified by the principal financial or accounting officer of the Company; provided, however, that any comparisons of the Company’s Annual Budget shall be delivered solely to the Principal Investors and their Affiliates who are Stockholders.

(e)                                  Notwithstanding anything to the contrary in Sections 2.5(c) and (d), the Company may satisfy its obligations thereunder (other than its obligations to provide certain information only to the Principal Investors and their Affiliates who are Stockholders) by (A) providing the financial statements of any wholly-owned Subsidiary of the Company to the extent such financial statements reflect the entirety of the operations of the business or (B) filing such financial statements of the Company or any wholly-owned Subsidiary of the Company whose financial statements satisfy the requirements of clause (A), as applicable, with the Securities and Exchange Commission on EDGAR or in such other manner as makes them publicly available.  The Company’s obligation to furnish the materials described in Sections 2.5(c) and (d) shall be satisfied so long as it transmits such materials to the Stockholders within the time periods specified therein, notwithstanding that such materials may actually be received after the expiration of such periods.

2.6                               Other Information.  The Company covenants and agrees to deliver to each Principal Investor and THD Holdings so long as such Stockholder together with its Permitted Transferees shall own at least 5% of the outstanding shares of Common Stock, with reasonable promptness, such other information and data (including such information and reports made available to any lender of the Company or any of its Subsidiaries under any credit agreement or otherwise) with respect to the Company and each of its Subsidiaries as from time to time may be reasonably requested by any such Stockholder; provided that the Company reserves the right to withhold any information under this Section 2.6 or access under Section 2.7 from a Stockholder if the Board determines that providing such information or granting such access would reasonably be expected to adversely affect the Company on a competitive basis or otherwise.  Each such Stockholder shall have access to such other information concerning the Company’s business or financial condition and the Company’s management as may be reasonably requested, including all rights necessary to satisfy VCOC requirements applicable to such Investor.

2.7                               Access.  The Company shall, and shall cause its Subsidiaries, officers, directors, employees, auditors and other agents to (a) afford the officers, employees, auditors and other agents of each Principal Investor and THD Holdings so long as such Stockholder together with its Permitted Transferees shall own at least 5% of the outstanding shares of Common Stock, during normal business hours and upon reasonable notice reasonable access at all reasonable times to its officers, employees, auditors, legal counsel, properties, offices, plants and other facilities and to all books and records, and (b) afford such Stockholder the opportunity to discuss the Company’s affairs, finances and accounts of the Company and its Subsidiaries with their respective officers from time to time as each such Stockholder may reasonably request, in each case, until such time as such Stockholder shall cease to own any Equity Securities.

2.8                               Termination of Rights.

(a)                                 At such time as the Bain Investors, the Carlyle Investors or the CD&R Investors, as applicable, together with their respective Affiliates, shall cease to own a number of shares of Common Stock equal to at least 33% of the Original Shares of such Stockholders and their Affiliates (the “Requisite Percentage”), (i) Bain, CD&R or Carlyle, as applicable, shall cease to be eligible to participate in a decision of the Requisite Investors, and such decisions shall be made by the remaining Principal Investors acting together or, if only one Principal Investor has maintained the Requisite

Percentage interest in the Common Stock, the decision of such Principal Investor and (ii) references to the unanimous decision of the Principal Investors in this Agreement, including in Sections 2.2(b), 2.3, 2.4, 3.2(a), 3.5(a), 3.6 and 5.3, and the Registration Rights Agreement, the Consulting Agreement and the Indemnification Agreement shall be understood to refer instead to the unanimous decision of the remaining Principal Investors acting together or, if only one Principal Investor has maintained the Requisite Percentage interest in the Common Stock, the decision of such Principal Investor;

(b)                                 Notwithstanding Section 2.1, at such time as the Bain Investors, the Carlyle Investors or the CD&R Investors, as applicable, together with their respective Affiliates, shall cease to own a number of shares of Common Stock equal to at least 33% of the Original Shares of such Stockholders and their Affiliates, Bain, Carlyle or CD&R, as applicable, shall cease to have the right to designate more than one Director pursuant to Section 2.1(a) and shall cease to have the right to designate an Independent Director pursuant to Section 2.1(j).

(c)                                  Notwithstanding Section 2.1, at such time as the Bain Investors, the Carlyle Investors or the CD&R Investors, as applicable, together with their respective Affiliates, shall cease to own a number of shares of Common Stock equal to at least 15% of the Original Shares of such Stockholders and their Affiliates, Bain, Carlyle or CD&R, as applicable, shall cease to have the right to designate any Directors pursuant to Section 2.1 and any rights or obligations pursuant to Sections 2.2.

(d)                                 At such time as THD Holdings, together with its Permitted Transferees, shall cease to own a number of shares of Common Stock equal to at least 50% of THD Holdings’ Original Shares, THD Holdings (or its Permitted Transferee designated in accordance with Section 2.4(d)) shall cease to have any rights under Section 2.4(d).

(e)                                  At such time as the MJ Investors shall cease to own a number of shares of Common Stock equal to at least 50% of the MJ Investors’ Original Shares, JFI (or its Permitted Transferee designated in accordance with Section 2.4(e)) shall cease to have any rights under Section 2.4(e).

ARTICLE III

TRANSFERS

3.1                               Rights and Obligations of Transferees.

(a)                                 Except with the prior written consent of the Requisite Investors, no Transferee of any Stockholder, except a Permitted Transferee, shall be entitled to any rights under this Agreement other than the tag-along right set forth in Section 3.4.

(b)                                 Subject to the last sentence of this Section (b), prior to the consummation of a Transfer by any Stockholder or any Transferee, as a condition thereto, the applicable Transferee or subsequent Transferee shall agree in writing in the form attached as Exhibit B hereto to assume all of the obligations in this Agreement and the Registration Rights Agreement applicable to the Transferring Stockholder.  Notwithstanding the foregoing, a Transferee of Equity Securities that is not an Affiliate of the Stockholder making such Transfer shall not be bound by any of the terms and conditions of this Agreement or the Registration Rights Agreement following an IPO if the applicable Transfer is pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration thereunder.

3.2                               Transfer Restrictions.

(a)                                 On or prior to the third anniversary of the Closing Date, each Stockholder hereby agrees that such Stockholder shall not Transfer any of its Equity Securities at any time other than (i) Transfers of its Equity Securities to its Permitted Transferees, (ii) with the unanimous prior written consent of the Principal Investors and subject to compliance with applicable securities laws and Sections 3.3 and 3.4 or (iii) pursuant to Section 3.5.

(b)                                 Following the third anniversary and on or prior to the eighth anniversary of the Closing Date, each Stockholder hereby agrees that such Stockholder shall not Transfer any of its Equity Securities at any time other than (i) Transfers of its Equity Securities to its Permitted Transferees, (ii) with the prior written consent of the Requisite Investors and subject to compliance with applicable securities laws and Sections 3.3 and 3.4 or (iii) and pursuant to Section 3.5.

(c)                                  Following the eighth anniversary of the Closing Date, if the Company has not completed an IPO, each Stockholder may freely Transfer its Equity Securities without restriction subject to compliance with applicable securities laws and Section 3.4.

(d)                                 Subject to Section 3.7, but notwithstanding any other provision in this Agreement to the contrary, each Stockholder may Transfer its Equity Securities (i) if the Company has completed an IPO, pursuant to an effective registration statement under the Securities Act, pursuant to Rule 144 of the Securities Act or to such Stockholder’s limited partners or members and (ii) if the Company is conducting an IPO, pursuant to an effective registration statement under the Securities Act in connection with such IPO, in each case, subject to compliance with applicable securities laws and applicable and customary underwriter restrictions as well as the Registration Rights Agreement.

(e)                                  Each Stockholder shall as promptly as practicable provide the Stockholders and the Company with written notice of any Transfer made in accordance with Sections 3.2(a), (b) or (c) and Transfers pursuant to clause (d) shall be subject to Section 3.7.

3.3                               Right of First Refusal.  Prior to the eighth anniversary of the Closing Date, so long as the Company has not completed an IPO, no Stockholder shall Transfer any of its Equity Securities other than to a Permitted Transferee or in connection with an IPO as part of such registered offering, except as set forth below:

(a)                                 Prior to any Transfer of Equity Securities by a Stockholder (the “Offering Holder”) following an offer (which offer must be in writing, be irrevocable by its terms for at least 30 days and be a bona fide offer (an “Offer”)) from any potential purchaser (the “Potential Purchaser”), the Offering Holder shall deliver to the Company and each of the Investors that is not an Affiliate of the Offering Holder (collectively, excluding the Company, the “ROFR Holders”) written notice (the “Offer Notice”), stating such Offering Holder’s receipt of such offer, the number of Equity Securities subject to such Offer (the “Offered Securities”), the Potential Purchaser thereof, the price the Potential Purchaser proposes to pay for the Offered Securities (the “Offer Price”), and the other material terms and conditions of the proposed Offer.  The Offer Notice may require that the consummation of any sale of the Offered Securities to the ROFR Holders occur no less than 15 days, and no later than 60 days, after the date of the Offer Notice (or, if later, three Business Days after the receipt of all required governmental approvals).  Notwithstanding the foregoing, this Section 3.3 shall not apply to any offers to Transfer or Transfers by THD Holdings (or its Permitted Transferees) or any Principal Investor or their Affiliates, individually or in a related series of Transfers, of Equity Securities representing no more than 5% of the issued and outstanding Equity Securities.

(b)                                 Upon receipt of the Offer Notice, the ROFR Holders will have an irrevocable non-transferable (subject to Section 5.17) option to elect to purchase all or a portion of the Offered Securities at the Offer Price and otherwise on the terms and conditions described in the Offer Notice.  Each of the ROFR Holders shall, within 15 days from receipt of the Offer Notice, indicate whether or not it has accepted the Offer by sending irrevocable written notice of any such acceptance to the Offering Holder and the Company indicating the maximum number of Offered Shares to be purchased (the “Acceptance Notice”), and such ROFR Holder shall then be obligated to purchase up to such number of Offered Securities on the terms and conditions set forth in the Offer Notice.

(c)                                  The number of shares that each ROFR Holder shall be entitled to purchase upon the exercise of the right of first refusal shall be equal to such ROFR Holder’s Pro Rata Portion of the Offered Securities; provided, that in the event any ROFR Holder elects to purchase less than all of its Pro Rata Portion (such remaining securities, the “Section 3.3 Non-Electing Shares”), each such other ROFR Holder shall be entitled to purchase its a portion of the Section 3.3 Non-Electing Shares equal to the product of (i) the total number of Section 3.3 Non-Electing Shares and (ii) the fraction determined by dividing (x) the number of Equity Securities of the same type as the Offered Securities beneficially owned by such ROFR Holder by (y) the total number of Equity Securities of the same type as the Offered Securities beneficially owned by all of the ROFR Holders who have delivered an Acceptance Notice with respect to such Offer and whose Acceptance Notice specified a desire to purchase an amount of the Offered Securities in excess of such ROFR Holder’s Pro Rata Portion, up to, in the case of each ROFR Holder, the total number of Offered Securities that such ROFR Holder specified a desire to purchase in excess of such ROFR Holder’s Pro Rata Portion.  If such allocation does not result in the allocation of all the Section 3.3 Non-Electing Shares, such remaining shares shall be allocated among any remaining ROFR Holders who have not yet been allocated the maximum number of Offered Securities set forth in their respective Acceptance Notices, pro rata on a similar basis.  After receipt of notice from each such ROFR Holder electing to exercise its right of first refusal, the Company shall determine the number of Offered Securities which each such ROFR Holder shall be entitled and obligated to purchase pursuant to this Section 3.3(c) in accordance with the procedures set forth herein based on such ROFR Holder’s Acceptance Notice and the availability of any Section 3.3 Non-Electing Shares, and each such ROFR Holder shall be required to purchase the number of Offered Securities as so determined.

(d)                                 If the ROFR Holders (in the aggregate) do not elect to purchase all of the Offered Securities pursuant to this Section 3.3, then the applicable Offering Holder shall be free for a period of 90 days from the date Acceptance Notices from the ROFR Holders were due to be received by the applicable Offering Holder, to enter into definitive agreements to Transfer the Offered Securities as to which such options are not exercised to the Transferee specified in the Offer Notice for consideration having a value (i) not less than the Offer Price or (ii) if the purchase price to be paid by such Transferee for such Offered Securities is less than the Offer Price then the rights of the ROFR Holders provided under this Section 3.3 shall be deemed to be revived with an Offer Price equal to such reduced amount; provided that any such definitive agreement provides for the consummation of such Transfer to take place within 90 days from the date of such definitive agreement and is otherwise on terms not more favorable to the transferee in any material respect than were contained in the Offer Notice.

(e)                                  If the ROFR Holders (in the aggregate) do not exercise their respective options to purchase all of the Offered Securities at the Offer Price and the applicable Offering Holder has not entered into a definitive agreement described in Section 3.3(d) within 90 days from the date Acceptance Notices from the ROFR Holders were due to be received by the applicable Offering Holder and the Company, or the Offering Holder has entered into such an agreement but has not consummated the sale of such securities within 90 days from the date of such definitive agreement, then the provisions of this Section 3.3 shall again apply, and such Offering Holder shall not Transfer or offer to Transfer such Equity Securities not so Transferred without again complying with this Section 3.3.

(f)                                   Upon exercise by the ROFR Holders of their respective rights of first refusal under this Section 3.3, the ROFR Holders and the applicable Offering Holder shall be legally obligated to consummate the purchase contemplated thereby and shall use their reasonable best efforts to secure any governmental authorization required, to comply as soon as reasonably practicable with all applicable laws and to take all such other actions and to execute such additional documents as are reasonably necessary or appropriate in connection therewith and to consummate the purchase of the Offered Securities as promptly as practicable.

3.4                               Tag-Along Right.

(a)                                 In the event of a proposed Transfer of Equity Securities by a Stockholder or any of its Affiliates representing, in the case of any Investor or its Affiliates, in one transaction or a series of related transactions, greater than 5% of the issued and outstanding Equity Securities (a “Transferring Stockholder”), each Stockholder (other than the Transferring Stockholder) shall have the right to participate on the same terms and conditions and for the same per share consideration as the Transferring Stockholder in the Transfer (the “Tag-Along Transfer”) in the manner set forth in this Section 3.4.  Prior to any such Transfer, the Transferring Stockholder shall deliver to the Company prompt written notice (the “Transfer Notice”), which the Company will forward to the Stockholders within five days after receipt thereof (other than the Transferring Stockholder, the “Tag-Along Participants”), which notice shall state (i) the name of the proposed Transferee, (ii) the number of Equity Securities proposed to be Transferred (the “Transferred Securities”), (iii) the proposed purchase price therefor, including a description of any non-cash consideration sufficiently detailed to permit the determination of the Fair Market Value thereof, and (iv) the other material terms and conditions of the proposed Transfer, including the proposed Transfer date (which date may not be less than 30 days after delivery of the Transfer Notice).  Such notice shall be accompanied by a written offer from the proposed Transferee to purchase the Transferred Securities.  Each Tag-Along Participant may Transfer to the proposed Transferee identified in the Transfer Notice their Pro Rata Portion of such Tag-Along Participant’s Equity Securities by giving written notice (the “Tag-Along Acceptance Notice”) to the Company (which shall forward such notice to the other Tag-Along Participants within five days) and to the Transferring Stockholder within ten days after receipt of the Transfer Notice, which notice shall state that such Tag-Along Participant irrevocably elects to exercise its tag-along rights under this Section 3.4 and shall state the maximum number of shares sought to be Transferred by such Tag-Along Participant.  In the event any such Tag-Along Participant elects to exercise its tag-along rights with respect to less than all of its Pro Rata Portion (such remaining securities, the “Section 3.4 Non-Electing Shares”), the Transferring Stockholder and each Tag Along Participant who has elected to exercise its tag-along rights with respect  to an amount in excess of its Pro Rata Portion shall be entitled to sell a portion of the Section 3.4 Non-Electing Shares equal to the product of (i) the total number of Section 3.4 Non-Electing Shares and (ii) the fraction determined by dividing (x) the number of Equity Securities of the same type as the Transferred Securities beneficially owned by such Tag Along Participant or the Transferring Stockholder, as the case may be, by (y) the total number of Equity Securities of the same type as the Transferred Securities beneficially owned by all of the Stockholders who have delivered a Tag-Along Acceptance Notice with respect to such Transfer Notice and whose Tag-Along Acceptance Notice specified a desire to sell an amount of the Transferred Securities in excess of such Tag Along Participant’s Pro Rata Portion and beneficially owned by the Transferring Stockholder.  If such allocation does not result in the allocation of all of the Section 3.4 Non-Electing Shares, the remaining such shares shall be allocated among any remaining Tag Along Participants who have not yet been allocated the maximum number of Transferred Securities set forth in their respective Offer Notices, pro rata on a similar basis.  Each Tag-Along Participant shall be deemed to have waived its tag-along rights hereunder if it either fails to give notice within the prescribed time period or if such Tag-Along Participant purchases Equity Securities in exercising its right of first refusal pursuant to Section 3.3.  The proposed Transferee of Transferred Securities will not be obligated to purchase a number of Equity Securities exceeding that set forth in the Transfer Notice and in the event such Transferee elects to purchase less than all of the additional Equity Securities sought to be Transferred by the Tag-Along Participants, the number of Equity Securities to be Transferred by the Transferring Stockholder and each such Tag-Along Participant shall be reduced by recalculating the allocation set forth in this Section 3.4(a) assuming such smaller number of Transferred Securities.

(b)                                 Each Tag-Along Participant, in exercising its tag-along right hereunder, may participate in the Transfer by delivering to the Transferring Stockholder at the closing of the Transfer of the Transferring Stockholder’s Transferred Securities to the Transferee certificates representing the Transferred Securities to be Transferred by such holder, duly endorsed for transfer or accompanied by stock powers duly executed, in either case executed in blank or in favor of the applicable purchaser against payment of the aggregate purchase price therefor by wire transfer of immediately available funds.  Each Tag-Along Participant and the Transferring Stockholder shall receive consideration in the same form and per share amount after deduction of such Stockholder’s proportionate share of the related expenses.  Each Tag-Along Participant shall agree to make customary representations, and shall agree to customary covenants, indemnities and agreements so long as they are made severally and not jointly; provided, that (i) any general indemnity given by the Transferring Stockholder, applicable to liabilities not specific to the Transferring Stockholder, to the Transferee in connection with such sale shall be apportioned among the Tag-Along Participants and the Transferring Stockholder on a pro rata basis, based on the consideration received by each such Stockholder in respect of its Equity Securities to be Transferred and shall not exceed such Stockholder’s net proceeds from the sale, (ii) any representation relating specifically to a Stockholder and/or its ownership of the Equity Securities to be Transferred shall be made only by such Stockholder and (iii) in no event shall any Tag-Along Participant be obligated to agree to any non-competition covenant, employee non-solicit covenant or other similar agreement restricting the business operations of the Stockholder as a condition to participating in such Transfer.  The fees and expenses incurred in connection with a Tag-Along Transfer and for the benefit of all Stockholders (it being understood that costs incurred by or on behalf of a Stockholder for his, her or its sole benefit will not be considered to be for the benefit of all Stockholders), to the extent not paid or reimbursed by the Company or the Transferee, shall be shared by all Tag-Along Participants and the Transferring Stockholder on a pro rata basis, based on the consideration received by each such Stockholder in respect of its Equity Securities to be Transferred; provided that no such Tag-Along Participant shall be obligated to make any out-of-pocket expenditure in respect of such fees or expenses prior to the consummation of the Tag-Along Transfer (excluding de minimis expenditures).  The proposed Transfer date may be extended beyond the date described in the Transfer Notice to the extent necessary to obtain required governmental approvals and other required third party approvals and the Company and the Stockholders shall use their respective reasonable best efforts to obtain such approvals.

(c)                                  The Transferring Stockholder shall, in its sole discretion, decide whether or not to pursue, consummate, postpone or abandon any proposed Transfer subject to this Section 3.4 and the terms and conditions thereof.  No Stockholder or Affiliate of a Stockholder shall have any liability to any other Stockholder or the Company arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any proposed Transfer subject to this Section 3.4 except to the extent such Stockholder shall have failed to comply with the provisions of this Section 3.4.

(d)                                 The following Transfers of Equity Securities by any Stockholder or its Affiliates shall not be subject to the tag-along rights provided by this Section 3.4:  (A) Transfers to Permitted Transferees of such Stockholder (or Permitted Transferees of such Permitted Transferees), or (B) Transfers following an IPO or in connection with an IPO as part of such registered offering.

(e)                                  If a Transferring Stockholder sells or otherwise Transfers to a Transferee any of its Equity Securities in breach of this Section 3.4, then each Tag-Along Participant shall have the right to sell to each Transferring Stockholder, and each Transferring Stockholder undertakes to purchase from each Tag-Along Participant, the number of Equity Securities that such Tag-Along Participant would have had the right to sell to the Transferee pursuant to this Section 3.4, for a per share amount and form of consideration and upon the terms and conditions on which such Transferee bought such shares from such Transferring Stockholder, but without any indemnity being granted by any Tag-Along Participant to such Transferring Stockholder; provided that nothing contained in this Section 3.4(e) shall preclude any Stockholder from seeking alternative remedies against any such Transferring Stockholder as a result of its breach of this Section 3.4 or the validity or effectiveness of Section 3.8.

(f)                                   In the event the consideration to be paid in exchange for Equity Securities in a Transfer pursuant to this Section 3.4 or a Drag Transaction includes any securities, and the receipt thereof by a Stockholder would require under applicable law (A) the registration or qualification of such securities or of any Person as a broker or dealer or agent with respect to such securities where such registration or qualification is not otherwise required for such a transaction by the Tag-Along Participants or Selling Stockholders, as applicable, participating in such transaction or (B) the provision to any Tag-Along Participant or Selling Stockholders, as applicable, of any specified information regarding the Company or any of its Subsidiaries, such securities or the issuer thereof that is not otherwise required to be provided for such transaction by the Transferring Stockholder or Initiating Stockholders, as applicable, or the Company, then such Tag-Along Participant or Selling Stockholder shall not have the option to participate in such proposed transaction.  In such event, the Transferring Stockholder or Initiating Stockholder, as applicable, shall (x) in the case of a Transfer pursuant to this Section 3.4, have the right, but not the obligation, and (y) in the case of a Drag-Along Transaction, have the obligation, to cause to be paid to such Stockholder in lieu thereof, against surrender of the Equity Securities which would have otherwise been sold by such Stockholder in the proposed transaction, an amount in cash equal to the Fair Market Value of such shares as of the date such securities would have been issued in exchange for such shares.

3.5                               Drag-Along Right.

(a)                                 So long as the Company has not completed an IPO, subject to Section 2.8(a), if (i) on or prior to the third anniversary of the Closing Date the Principal Investors acting unanimously or (ii) following the third anniversary of the Closing Date the Requisite Investors (the “Initiating Stockholders”), desire to Transfer (the “Drag-Along Transfer”) a number of Equity Securities to a (x) non-Affiliate of any such Investor and its Affiliates or (y) to a Person in which any such Investor, together with its Affiliates, holds no more than 20% of the outstanding equity interests, in a single transaction or series of related transactions (other than Transfers pursuant to the Registration Rights Agreement or Transfers to any Permitted Transferees of the Initiating Stockholders), including a merger, consolidation or similar transaction, such that the transaction or series of transactions would result in a Change of Control (taking into account all interests being “dragged”) (a “Drag Transaction”), then if requested by the Initiating Stockholders each other Stockholder (together with its Affiliates) (a “Selling Stockholder”) shall be required to sell the same proportion of its Equity Securities as is being Transferred by the Initiating Stockholders of the Equity Securities held by them in such Drag Transaction in accordance with this Section 3.5.

(b)                                 The consideration to be received by a Selling Stockholder shall be the same form and amount of consideration per share to be received by the Initiating Stockholders, and the terms and conditions of such Drag Transaction shall be the same as those upon which the Initiating Stockholders sells its Equity Securities.  In connection with the Drag Transaction, the Selling Stockholder will agree to make or agree to the same customary representations, covenants, indemnities and agreements as the Initiating Stockholders so long as they are made severally and not jointly and the liabilities thereunder are borne on a pro rata basis based on the consideration to be received by each Stockholder; provided, however, that (i) any general indemnity given by the Initiating Stockholders, applicable to liabilities not specific to the Initiating Stockholders, to the purchaser in connection with such sale shall be apportioned among the Initiating Stockholders and the Selling Stockholders according to the consideration received by each such Initiating Stockholder and Selling Stockholder and shall not exceed such Initiating Stockholder’s or Selling Stockholder’s proceeds from the sale, (ii) any representation relating specifically to a Stockholder and/or its ownership of the Equity Securities to be Transferred shall be made only by such Stockholder and (iii) in no event shall any such Stockholder be obligated to agree to any non-competition covenant, employee non-solicit covenant or other similar agreement restricting the business operations of the Stockholder as a condition to participating in such Transfer.

(c)                                  Subject to the provisions of Section 2.4, in connection with any Drag Transaction, each Selling Stockholder shall be required to vote, if required by this Agreement, the Initiating Stockholders or otherwise, its shares of Voting Securities in favor of such Drag Transaction at any meeting of the Company’s stockholders called to vote on or approve such Drag Transaction and/or to consent in writing to such Drag Transaction, to use its reasonable best efforts to cause any individuals designated by such Selling Stockholder to serve on the Board to vote in favor of such Drag Transaction at any meeting of the Board called to vote on or approve such Drag Transaction and/or to consent in writing to such Drag Transaction, and to waive all appraisal rights, if any, in connection with such Drag Transaction.

(d)                                 The fees and expenses, other than those payable to any Stockholder or any of their respective Affiliates, incurred in connection with a Drag Transaction under this Section 3.5 and for the benefit of all Stockholders (it being understood that costs incurred by or on behalf of a Stockholder for his, her or its sole benefit will not be considered to be for the benefit of all Stockholders), to the extent not paid or reimbursed by the Company or the Transferee or acquiring Person, shall be shared by all the Stockholders on a pro rata basis, based on the consideration received by each Stockholder; provided that no Stockholder shall be obligated to make any out-of-pocket expenditure in respect of such fees or expenses prior to the consummation of the Drag Transaction (excluding de minimis expenditures).

(e)                                  The Initiating Stockholders shall provide written notice (the “Drag-Along Notice”) to each other Selling Stockholder of any proposed Drag Transaction as soon as practicable following its exercise of the rights provided in Section 3.5(a).  The Drag-Along Notice will include the material terms and conditions of the Drag Transaction, including (i) the name and address of the proposed transferee, (ii) the proposed amount and form of consideration (and if such consideration consists in part or in whole of property other than cash, the Initiating Stockholders will provide such information, to the extent reasonably available to the Initiating Stockholders, relating to such non-cash consideration as the Selling Stockholders may reasonably request in order to evaluate such non-cash consideration and (iii) the proposed Transfer date, if known.  The Initiating Stockholders will deliver or cause to be delivered to each Selling Stockholder copies of all transaction documents relating to the Drag Transaction promptly as the same become available.

(f)                                   If any holders of Equity Securities of any class are given an option as to the form and amount of consideration to be received, all holders of Equity Securities of such class will be given the same option.

(g)                                  At least five Business Days prior to the consummation of the Drag Transaction, each Selling Stockholder shall deliver to the Company to hold in escrow pending transfer of the consideration therefor, the duly endorsed certificate or certificates representing the Equity Securities held by such Selling Stockholder to be sold, and a stock power.  In the event that a Selling Stockholder should fail to deliver such Equity Securities, the Company shall cause the books and records of the Company to show that such securities are bound by the provisions of this Section 3.5 and that such securities may only be Transferred to the purchaser in such Drag Transaction.

(h)                                 Any Selling Stockholder whose assets (“Plan Assets”) constitute assets of one or more employee benefit plans and are subject to Part IV of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), shall not be obligated to sell to any Person to whom the sale of any Equity Securities would constitute a non-exempt “prohibited transaction” within the meaning of ERISA or the Code, provided, however, that if so requested by the Initiating Stockholder(s): (i) such Selling Stockholder shall have taken commercially reasonable efforts to (x) structure its sale of the Equity Securities so as not to constitute a non-exempt “prohibited transaction” or (y) obtain a ruling from the Department of Labor to the effect that such sale (as originally proposed or as restructured pursuant to clause (i)(x)) does not constitute a non-exempt “prohibited transaction” and (ii) such Selling Stockholder shall have delivered an opinion of counsel (which opinion and counsel are reasonably satisfactory to the Initiating Stockholder(s)) to the effect that such sale (as originally proposed or as restructured pursuant to clause (i)(x)) would constitute a non-exempt “prohibited transaction.”

(i)                                     Upon the consummation of the Drag Transaction, the acquiring Person shall remit directly to the Selling Stockholder, by wire transfer if available and if requested by such Selling Stockholders, the consideration for the securities sold pursuant thereto.

(j)                                    The Initiating Stockholders shall, in their sole discretion, decide whether or not to pursue, consummate, postpone or abandon any proposed Transfer subject to this Section 3.5 and the terms and conditions hereof.  No Stockholder or Affiliate of a Stockholder shall have any liability to any other Stockholder or the Company arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any proposed Transfer subject to this Section 3.5, except to the extent such Stockholder shall have failed to comply with the provisions of this Section 3.5.

3.6                               Initiation of IPO.  If the Company has not completed an IPO, (i) on or prior to the third anniversary of the Closing Date, the Principal Investors acting unanimously, (ii) after the third anniversary of the Closing Date, the Requisite Investors (so long as such Requisite Investors, together with their Affiliates, hold at least 20% of the issued and outstanding Common Stock) and (iii) after the eighth anniversary of the Closing Date, each Principal Investor unilaterally (so long as such Principal Investor, together with its Affiliates, holds at least 20% of the issued and outstanding Common Stock), shall be permitted to cause the Company to consummate an IPO, and if such Principal Investor or Principal Investors notifies the other Stockholders and the Company that they intend to exercise their rights hereunder to cause such IPO, such other Stockholders and the Company shall use their reasonable best efforts to cooperate to cause such IPO, including, without limitation, using their reasonable best efforts to cause (in the case of the Principal Investors) their designees on the Board to take any action required to effect such IPO and taking all actions required under the Registration Rights Agreement in connection therewith.

3.7                               IPO Coordination Committee.  In connection with an IPO, the Investors shall form a committee (the “Coordination Committee”) responsible for facilitating coordination among the Investors with respect to all Transfer activities by the Investors.  The Coordination Committee shall be comprised of one representative designated by each of the Principal Investors, subject to Section 2.8(a).  Following an IPO, the Coordination Committee shall coordinate all Rule 144 sales, distributions to limited partners, shelf takedowns and block trades in order to give each Investor and THD Holdings and its Permitted Transferees an opportunity to participate on a pro rata basis; provided, however, that the Coordination Committee may not exercise its approval rights or make any binding determination in a manner that would, by its terms, adversely affect THD Holdings or its Permitted Transferees or any MJ Investor in a material manner relative to the Principal Investors and their Affiliates.  Any action of, or matter to be approved by, the Coordination Committee shall require the approval of a majority of its total membership and such approval shall be required for all Transfers described in this Section 3.7 by any Stockholder or its Affiliates in excess of 1% of the outstanding shares of Common Stock in any calendar year.  Notwithstanding the foregoing, the Coordination Committee shall be dissolved and shall have no further authority with respect to Transfers at such time as more than 50% of the issued and outstanding Common Stock is publicly traded.

3.8                               Void Transfers.  Any Transfer or attempted Transfer of Equity Securities in violation of any provision of this Agreement shall be void.

ARTICLE IV

EQUITY PURCHASE RIGHTS

4.1                               Equity Purchase Rights.

(a)                                 The Company hereby grants to each Stockholder that is an “accredited investor” (as defined in Rule 501 of Regulation D promulgated under the Securities Act) the right to purchase its Pro Rata Portion of all or any part of New Securities that the Company may, from time to time, propose to sell or issue.  The number or amount of New Securities which the Stockholders may purchase pursuant to this Section 4.1(a) shall be referred to as the “Equity Purchase Shares.”  The equity purchase right provided in this Section 4.1(a) shall apply at the time of issuance of any right, warrant or option or convertible or exchangeable security and not to the conversion, exchange or exercise thereof.

(b)                                 The Company shall give written notice of a proposed issuance or sale described in Section 4.1(a) to the Stockholders within five Business Days following any meeting of the Board at which any such issuance or sale is approved and at least 15 days prior to the proposed issuance or sale.  Such notice (the “Issuance Notice”) shall set forth the material terms and conditions of such proposed transaction, including the name of any proposed purchaser(s), the proposed manner of disposition, the number or amount and description of the shares proposed to be issued, the proposed issuance date and the proposed purchase price per share, including a description of any non-cash consideration sufficiently detailed to permit the determination of the Fair Market Value thereof.  Such notice shall also be accompanied by any written offer from the prospective purchaser to purchase such New Securities.

(c)                                  At any time during the 15-day period following the receipt of an Issuance Notice, the Stockholders shall have the right to elect irrevocably to purchase up to its Pro Rata Portion of the Equity Purchase Shares at the purchase price set forth in the Issuance Notice (provided that, in the event any portion of the purchase price per share to be paid by the proposed purchaser is to be paid in non-cash consideration, the value of any such non-cash consideration per share shall be the Fair Market Value thereof) and upon the other terms and conditions specified in the Issuance Notice by delivering a written notice to the Company.  Except as provided in the following sentence, such purchase shall be consummated concurrently with the consummation of the issuance or sale described in the Issuance Notice.  The closing of any purchase by any Stockholder may be extended beyond the closing of the transaction described in the Issuance Notice to the extent necessary to obtain required governmental approvals and other required approvals and the Company and the Stockholders shall use their respective reasonable best efforts to obtain such approvals.

(d)                                 Each Stockholder exercising its right to purchase its respective portion of the Equity Purchase Shares in full (an “Exercising Stockholder”) shall have a right of over-allotment such that if any other Stockholder fails to exercise its right hereunder to purchase its full Pro Rata Portion of New Securities (a “Non-Purchasing Stockholder”), such Exercising Stockholder may purchase its Pro Rata Portion of such securities by giving written notice to the Company within 10 days from the date that the Company provides written notice of the amount of New Securities as to which such Non-Purchasing Stockholders have failed to exercise their Equity Purchase Rights hereunder.

(e)                                  If any Stockholder or Exercising Stockholder fails to exercise fully the Equity Purchase Right within the periods described above and after expiration of the 10-day period for exercise of the over-allotment provisions pursuant to Section 4.1(d) above, the Company shall be free to complete the proposed issuance or sale of the New Securities described in the Issuance Notice with respect to which Exercising Stockholders failed to exercise the option set forth in this Section 4.1 on terms no less favorable to the Company than those set forth in the Issuance Notice (except that the amount of securities to be issued or sold by the Company may be reduced); provided that (x) such issuance or sale is closed within 90 days after the expiration of the 10-day period described in Section 4.1(d) and (y) the price at which the New Securities are Transferred must be equal to or higher than the purchase price described in the Issuance Notice.  Such periods within which such issuance or sale must be closed shall be extended to the extent necessary to obtain required governmental approvals and other required approvals and the Company shall use its commercially reasonable efforts to obtain such approvals.  In the event that the Company has not sold such New Securities within said 90-day period, the Company shall not thereafter issue or sell any New Securities, without first again offering such securities to the Stockholders in the manner provided in this Section 4.1.

ARTICLE V

MISCELLANEOUS

5.1                               Termination.  Subject to the early termination of any provision as a result of an amendment to this Agreement agreed to by the Board and the Stockholders as provided under Section 5.3, (i) the provisions of Article II shall, with respect to each Stockholder, terminate as provided in Section 2.8 or as otherwise provided in the applicable subsection to Article II, (ii) the provisions of Sections 3.3, 3.4, 3.5 and 3.6 and Article IV shall terminate upon the consummation of an IPO, (iii) the provisions of

Section 3.2 shall terminate as provided therein, (iv) the provisions of Section 3.7 shall terminate upon the fifth anniversary of the consummation of an IPO and (v) Sections 3.1, 3.8 and 5.1 of this Agreement shall not terminate.  Nothing herein shall relieve any party from any liability for the breach of any of the agreements set forth in this Agreement.

5.2                               Confidentiality.  Each party hereto agrees to, and shall cause its Representatives to, keep confidential and not divulge any Information, and to use, and cause its Representatives to use, such Information only in connection with the operation of the Company and its Subsidiaries; provided that nothing herein shall prevent any party hereto from disclosing such Information (a) upon the order of any court or administrative agency, (b) upon the request or demand of any regulatory agency or authority having jurisdiction over such party, (c) to the extent required by law or legal process or required or requested pursuant to subpoena, interrogatories or other discovery requests, (d) to the extent necessary in connection with the exercise of any remedy hereunder, (e) to other Stockholders, (f) to such party’s Representatives that in the reasonable judgment of such party need to know such Information or (g) to any potential Permitted Transferee or any other bona fide proposed Transferee to whom such proposed Transfer would be permitted in accordance with Section 3.2 in connection with a proposed Transfer of Equity Securities from such Stockholder as long as such Transferee agrees to be bound by the provisions of this Section 5.2 as if a Stockholder, provided further that, in the case of clause (a), (b) or (c), such party shall notify the other parties hereto of the proposed disclosure as far in advance of such disclosure as practicable and use reasonable efforts to ensure that any Information so disclosed is accorded confidential treatment, when and if available.

5.3                               Amendments and Waivers.  This Agreement may be amended, and the Company may take any action herein otherwise prohibited, or omit to perform any act herein otherwise required to be performed by it, only if any such amendment, action or omission to act, has been approved by Stockholders holding in excess of 50% of the then-outstanding Voting Securities of the Stockholders and, subject to Section 2.8(a), such amendment has been unanimously approved by the Principal Investors, provided that this Agreement may not be amended in a manner adversely affecting the rights or obligations of any Stockholder which does not, by its terms, adversely affect the rights or obligations of all similarly situated Stockholders in the same manner without the consent of such Stockholder and provided further that this Agreement, subject to Section 2.8(d) and Section 2.8(e), may not be amended in a manner that would, by its terms, adversely affect the rights or obligations of THD Holdings or its Permitted Transferees or any MJ Investor relative to the Principal Investors and their Affiliates without the consent of THD Holdings or such MJ Investor, as applicable.  The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.  Any Stockholder may waive (in writing) the benefit of any provision of this Agreement with respect to itself for any purpose.  Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Stockholder granting such waiver in any other respect or at any other time.  For the avoidance of doubt, no amendment, modification or supplement to the Bylaws will be deemed to amend, modify or supplement this Agreement.

5.4                               Successors, Assigns and Transferees.  This Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.  Stockholders may assign their respective rights and obligations hereunder to any Transferees only to the extent expressly provided herein.

5.5                               Legend.

(a)                                 Restrictive Legend.  All certificates representing the Equity Securities held by each Stockholder shall bear a legend substantially in the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND THE VOTING THEREOF ARE SUBJECT TO A STOCKHOLDERS AGREEMENT (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY).  NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT.  THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT.”

Any Transferee of Equity Securities which are not subject to all or part of the terms of this Agreement shall have the right to have the legend set forth above (or the applicable portion thereof) removed from the certificates representing such Equity Securities.

(b)                                 Securities Act Legend.  All certificates representing the Equity Securities held by each Stockholder shall bear a legend substantially in the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A PRIVATE PLACEMENT, WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE

“ACT”).  NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT (A) PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER THE ACT, OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER.”

The certificates representing such Equity Securities shall be replaced, at the expense of the Company, with certificates or instruments not bearing the legends required by this Section 5.5(b) at such time as they are no longer required for purposes of applicable securities law; provided that the Company may condition such replacement of certificates upon the receipt of an opinion of securities counsel reasonably satisfactory to the Company.

5.6                               Notices.  All notices and other communications to be given to any party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or when received in the form of a facsimile or other electronic transmission (receipt confirmation requested), and shall be directed to the address set forth below (or at such other address or facsimile number as such party shall designate by like notice):

(a)	if to the Company, to:

HDS Investment Holding, Inc.
c/o HD Supply, Inc.
3100 Cumberland Blvd
Suite 1480
Atlanta, GA 30339
Attention: General Counsel
Fax: (770) 852-9466

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention: Paul S. Bird, Esq.
Jonathan E. Levitsky, Esq.
Fax: (212) 909-6836

(b)	if to a Bain Investor, to:

Bain Capital, LLC
745 5th Avenue
New York, NY 10151
Attention: Stephen M. Zide
Fax: (212) 421-2225

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP
One International Place
Boston, MA 02110
Attention: Newcomb Stillwell
Fax: (617) 951-7050

(c)	if to a Carlyle Investor, to:

The Carlyle Group
1001 Pennsylvania Avenue, NW
Suite 220 South
Washington, DC 20004-2505
Attention: Daniel Pryor
Fax: (202) 347-1818

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
555 Eleventh Street, NW
Suite 1000
Washington, DC 20004-1304
Attention: Daniel T. Lennon, Esq.
David S. Dantzic, Esq.
Fax: (202) 637-2201

(d)	if to a CD&R Investor, to:

Clayton, Dubilier & Rice, Inc.
375 Park Avenue
18th Floor
New York, New York 10152
Attention: Theresa Gore
Fax: (212) 407-5252

with a copy (which shall not constitute notice) to:

Clayton, Dubilier & Rice Limited
Cleveland House
33 King Street
SW1Y 6RJ
London, United Kingdom
Attention: David Novak
Fax: +44-207-747-3801

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention: Paul S. Bird, Esq.
Jonathan E. Levitsky, Esq.
Fax: (212) 909-6836

(e) if to THD Holdings, to :

THD Holdings, LLC
c/o The Home Depot, Inc.
Legal Department
Mergers and Acquisitions
Building C-20
2455 Paces Ferry Road
Atlanta, GA 30339
Attention: L. Briley Brisendine, Jr.
Fax: (770) 384-2739

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: David M. Silk, Esq.
Fax: (212) 403-2000

(f)                                   if to any other Stockholder, to the address of such other Stockholder as shown in the stock record book of the Company.

5.7                               Further Assurances.  At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

5.8                               Entire Agreement; No Third Party Beneficiaries.  This Agreement, together with the Registration Rights Agreement, the Subscription Agreements, the Indemnification Agreements and the Consulting Agreements, constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede any prior discussions, correspondence, negotiation, proposed term sheet, agreement, understanding or agreement and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to in this Agreement, and this Agreement is not intended to confer in or on behalf of any Person not a party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof.

5.9                               Restrictions on Other Agreements; Bylaws.

(a)                                 Following the date hereof, no Stockholder or any of its, her or his Permitted Transferees shall enter into or agree to be bound by any stockholder agreements or arrangements of any kind with any Person with respect to any Equity Securities except pursuant to the agreements specifically contemplated by this Agreement, the Subscription Agreement to which it is a party and the Registration Rights Agreement.

(b)                                 The provisions of this Agreement shall be controlling if any such provisions or the operation thereof conflict with the provisions of the Company’s bylaws.  Each of the parties covenants and agrees to vote their Equity Securities and to take any other action reasonably requested by the Company or any Stockholder to amend the Company’s bylaws so as to avoid any conflict with the provisions hereof.

5.10                        Delays or Omissions.  It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring.  It is further agreed that any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

5.11                        Governing Law; Jurisdiction and Forum; Waiver of Jury Trial.  (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts executed and to be performed wholly within such State and without reference to the choice-of-law principles that would result in the application of the laws of a different jurisdiction.

(b)                                 Each party to this Agreement irrevocably submits to the jurisdiction of the United States District Court for the Southern District of New York or any court of the State of New York located in such district any suit, action or other proceeding arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such suit, action or proceeding may be heard and determined in such court.  Each party to this Agreement hereby irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such suit, action or other proceeding.  The parties further agree, to the extent permitted by law, that final and unappealable judgment against any of them in any suit, action or other proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(c)                                  EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN.  NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS OR THE RELATIONSHIP BETWEEN THE PARTIES.  NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.  EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 5.11.  NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

5.12                        Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

5.13                        Enforcement.  Each party hereto acknowledges that money damages would not be an adequate remedy in the event that any of the covenants or agreements in this Agreement are not performed in accordance with its terms, and it is therefore agreed that in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof.

5.14                        Titles and Subtitles.  The titles of the articles, sections and subsections of this Agreement are for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

5.15                        No Recourse.  Notwithstanding anything that may be expressed or implied in this Agreement, the Company and each Stockholder covenant, agree and acknowledge that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, shareholder, general or limited partner or member of any Stockholder or of any Affiliate or assignee thereof, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future director, officer, employee, shareholder, general or limited partner or member of any Stockholder or of any Affiliate or assignee thereof, as such for any obligation of any Stockholder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

5.16                        Counterparts; Facsimile Signatures.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.  This Agreement may be executed by facsimile signature(s).

5.17                        Exercise of Rights.  Within the Bain Investors, the Carlyle Investors and the CD&R Investors, the Stockholders who are members of each such group may allocate among such group the ability to exercise any rights under this Agreement in any manner that such members sees fit.

[Rest of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement as of the date set forth in the first paragraph hereof.

HDS INVESTMENT HOLDING, INC.

By:	/s/ Joseph J. DeAngelo
Name: Joseph J. DeAngelo
Title: Chief Executive Officer

CLAYTON, DUBILIER & RICE FUND VII, L.P.

By:	CD&R Associates VII, Ltd., its general partner

By:	/s/ Theresa A. Gore
Name:		Theresa A. Gore
Title:		Vice President, Treasurer and Assistant
Secretary

CD&R PARALLEL FUND VII, L.P.

By:	CD&R Parallel Fund Associates VII, Ltd.,
its general partner

By:	/s/ Theresa A. Gore
	Name	Theresa A. Gore
	Title:	Vice President, Treasurer and
Assistant Secretary

CLAYTON, DUBILIER & RICE FUND VII (CO-INVESTMENT), L.P.

By:	CD&R Associates VII (Co-Investment), Ltd., its general
partner

By:	/s/ Theresa A. Gore
	Name:	Theresa A. Gore
	Title:	Vice President, Treasurer and
Assistant Secretary

CARLYLE PARTNERS V, L.P.

By:	TC Group V, L.P., its general partner
	By:	TC Group V, L.L.C., its general partner
		By:	TC Group, L.L.C., its sole member
			By:	TCG Holdings, L.L.C., its managing member

			By:	/s/ Daniel Pryor
Name: Daniel Pryor
Title: Managing Director

CARLYLE PARTNERS V-A, L.P.

By:	TC Group V, L.P., its general partner
	By:	TC Group V, L.L.C., its general partner
		By:	TC Group, L.L.C., its sole member
			By:	TCG Holdings, L.L.C., its managing member

			By:	/s/ Daniel Pryor
Name: Daniel Pryor
Title: Managing Director

CP V COINVESTMENT A, L.P.

By:	TC Group V, L.P., its general partner
	By:	TC Group V, L.L.C., its general partner
		By:	TC Group, L.L.C., its sole member
			By:	TCG Holdings, L.L.C., its managing member

			By:	/s/ Daniel Pryor
Name: Daniel Pryor
Title: Managing Director

CP V COINVESTMENT B, L.P.

By:	TC Group V, L.P., its general partner
	By:	TC Group V, L.L.C., its general partner
		By:	TC Group, L.L.C., its sole member
			By:	TCG Holdings, L.L.C., its managing member

			By:	/s/ Daniel Pryor
Name: Daniel Pryor
Title: Managing Director

BAIN CAPITAL INTEGRAL INVESTORS 2006, LLC

By:	Bain Capital Investors, LLC, its
administrative member

	By:	/s/ Stephen Zide
Name: Stephen Zide
Title: Managing Director

THD HOLDINGS, LLC

By:	/s/ Steven M. Levy
Name: Steven M. Levy
Title: President

JFI-HDS, LLC

By:	JFI-HDS Partner, LLC,
its managing member

By:	/s/ Mitchell Jacobson
Name: Mitchell Jacobson
Title: Managing Member

JFI-HDS AFFILIATES, LLC

By:	JFI-HDS Partner, LLC,
its managing member

By:	/s/ Mitchell Jacobson
Name: Mitchell Jacobson
Title: Managing Member

SQUAM LAKE INVESTORS VII, L.P.

By:	BGPI, Inc., its general partner

By:	/s/ Bill Doherty
Name: Bill Doherty
Title: Vice President

WABAN INVESTORS III, L.P.

By:	BG Investments, Inc.,
its Managing General Partner

By:	/s/ Jeff Bradach
Name: Jeff Bradach
Title: Vice President

Exhibit A

JOINDER AGREEMENT

Reference is made to the (i) Second Amended and Restated Stockholders Agreement, dated as of September     , 2007 (as amended from time to time, the “Stockholders Agreement”), among the Company and certain stockholders of the Company party thereto and (ii) Amended and Restated Registration Rights Agreement, dated as of September 17, 2007 (as amended from time to time, the “Registration Rights Agreement”), among the Company and certain stockholders of the Company party thereto.  The undersigned agrees, by execution hereof, to become a party to, and to be subject to the rights and obligations under, each of the Stockholders Agreement and the Registration Rights Agreement.

[NAME]

By:
Name:
Title:

Date:

Address:

Acknowledged by:

HDS INVESTMENT HOLDING, INC.

By:
Name:
Title:

Date:

Exhibit B

ASSIGNMENT AND ASSUMPTION AGREEMENT

Pursuant to the Stockholders Agreement, dated as of [•], 2007 (the “Stockholders Agreement”), among HDS Investment Holding, Inc., a Delaware corporation (the “Company”), and each of the stockholders of the Company whose name appears on the signature pages listed therein (each, a “Stockholder” and collectively, the “Stockholders”), ________________, (the “Transferor”) hereby assigns to the undersigned the rights that may be assigned thereunder and under the Registration Rights Agreement, dated as of [•], 2007 (the “Registration Rights Agreement”), among the Company and each of the Stockholders, and the undersigned hereby agrees that, having acquired Equity Securities as permitted by the terms of the Stockholders Agreement, the undersigned shall assume the obligations of the Transferor under the Stockholders Agreement and the Registration Rights Agreement. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Stockholders Agreement.

Listed below is information regarding the Equity Securities:

Number of Shares of Common Stock ________________

IN WITNESS WHEREOF, the undersigned has executed this Assignment and Assumption Agreement as of ____________________, ____________.

[NAME OF TRANSFEROR]

By:
Name:
Title:

[NAME OF TRANSFEREE]

By:
Name:
Title:

Address:

Fax:

Acknowledged by:

HDS INVESTMENT HOLDING, INC.

By:
Name:
Title:

2